CONSENT OF INDEPENDENT AUDITORS

We consent to the use of our report dated August 20, 2020, in the Registration Statement on Form F-7 and related Rights Offering Circular of Sandfire Resources America Inc. for the registration of Common Shares.

/s/Ernst & Young LLP

Chartered Professional Accountants

Vancouver, Canada
November 13, 2020